Exhibit 10.2

AMENDMENT #3 TO
CARL W. GERST, JR. EMPLOYMENT AGREEMENT

This sets forth Amendment #3 to the Employment Agreement entered into between Anaren, Inc. (“Employer”) and Carl W. Gerst, Jr. (“Mr. Gerst”) dated February 14, 2004.

RECITALS

1.           The original term of the Employment Agreement was scheduled to expire as of June 30, 2007.

2.           Pursuant to Amendment #1 and Amendment #2 to the Employment Agreement, the term of the Employment Agreement was extended and now expires on June 30, 2009, subject to the termination provisions provided in the Employment Agreement.

3.           Amendment #2 to the Employment Agreement also modified the date as of which “Severance Compensation” would be payable to Mr. Gerst pursuant to the Employment Agreement.

4.           The Compensation Committee of Employer’s Board of Directors has authorized the payment of the Severance Compensation to Mr. Gerst on January 12, 2009 in accordance with the terms of this Amendment #3.

5.           The Compensation Committee of Employer’s Board of Directors also has authorized additional changes to the Employment Agreement to reflect the application of Internal Revenue Code Section 409A to certain provisions of the Employment Agreement.

TERMS

In consideration of the mutual covenants and representations contained herein, and other valuable and good consideration, receipt of which is acknowledged, the parties agree as follows:

1.           Paragraph 1(c) of the Employment Agreement is hereby amended to provide that the Severance Compensation shall be paid to Mr. Gerst in a single lump sum on January 12, 2009.  The amount payable to Mr. Gerst shall equal the present value of 36 monthly installments of $20,833.33, if such installment payments began on January 15, 2009 and continued on the 15th day of each month thereafter until an aggregate total of 36 installments were paid and if a discount rate of 6.1% was applied.  The foregoing lump sum payment of Severance Compensation shall be reduced by required income and employment tax withholding.  Upon making the lump sum payment to Mr. Gerst, or in the event of his death, to his spouse, the Employer will have no further obligation to Mr. Gerst or his spouse for the payment of Severance Compensation under any circumstances.  In all cases, the Employer shall have no further obligation to pay Severance Compensation upon the death of both Mr. Gerst and his spouse.

2.           Clauses (i) and (ii) of subparagraph 3(e) of the Employment Agreement are amended and restated to provide in their entirety as follows (the amended portions are underscored):

(i)
the excess (if any) of (A) Employee's regular Base Salary for the balance of the Period of Employment, minus (B) the Severance Compensation paid to or on behalf of Employee pursuant to subparagraph 1(c) of this Agreement (as amended), paid in a single sum within 60 days following termination; and

(ii)
the right to exercise each unexpired stock option held by Employee that is not exercisable or that has not been fully exercised, so as to permit the Employee to purchase any portion or all of the Employer stock not yet purchased pursuant to each such option until the earliest of the first anniversary of the Employee’s termination, the latest date upon which the option could have expired by its original terms under any circumstances, or the tenth anniversary of the date the option was granted.

3.           Clause (ii) of subparagraph 6(a) of the Employment Agreement is amended and restated to provide in its entirety as follows (the amended portion is underscored):

(ii)
treat as immediately exercisable each unexpired stock option that is not otherwise exercisable or that has not been fully exercised, so as to permit Employee to purchase any portion or all of the Employer stock not yet purchased pursuant to each such option until the tenth anniversary of the date the option was granted to Employee or, if earlier, until the latest date upon which the option could have expired by its original terms under any circumstances.

4.           Subparagraph 6(b) of the Employment Agreement is amended and restated to provide in its entirety as follows (the amended portions are underscored):

(b)           If any portion of the amounts paid to, or value received by Employee following a “change of control” (whether paid or received pursuant to this paragraph 6 or otherwise) constitutes an “excess parachute payment” within the meaning of Internal Revenue Code Section 280G, then the parties shall negotiate a restructuring of payment dates and/or methods to minimize or eliminate the application of Internal Revenue Code Section 280G; but only if and to the extent such restructuring will not result in the premature recognition of income or the imposition of excise taxes under Internal Revenue Code Section 409A.  If an agreement to restructure payments is not reached within sixty days of the date the first payment is due under this paragraph 6, then payment shall be made without restructuring.  In that case, Employee shall be responsible for all taxes and penalties payable by Employee as a result of Employee’s receipt of “excess parachute payments”; provided that Employer shall reimburse Employee for any excise taxes owed by Employee on such “excess parachute payments” and for income and excise taxes owed on the reimbursement.  Reimbursement shall be made within 90 days of the date that Employee remits the related excise and income taxes.

5.           Paragraph 13 of the Employment Agreement is amended by adding the following at the end of Paragraph 13:

This Agreement shall be interpreted and applied in all circumstances in a manner that is consistent with the intent of the parties that amounts payable pursuant to this Agreement shall not be subject to the premature income recognition or adverse tax provisions of Internal Revenue Code Section 409A.  Accordingly, to the extent payments and/or benefits provided pursuant to this Agreement result in the deferral of compensation under Internal Revenue Code Section 409A, such payments and/or benefits that become payable as a result of Employee’s separation from service shall not be provided earlier than six months following Employee’s separation from service, if Employee is a “specified employee” within the meaning of Internal Revenue Code Section 409A.

6.           All other terms of the Employment Agreement, as amended, will remain in full force and effect.

ANAREN, INC.

s/s Lawrence A. Sala	s/s Carl W. Gerst, Jr.
Lawrence A. Sala	Carl W. Gerst, Jr.
President and CEO

Dated: December 30, 2008	Dated: December 30, 2008